EX-10.3

                        MAPP CENTER AGREEMENT

     THIS AGREEMENT ("Agreement") is dated and executed on December 2, 1996, (the "Effective Date") between MAPPCOR, a Minnesota nonprofit corporation, and Interstate Power Company ("Member"), a Delaware
Corporation, under the laws of the State of Minnesota.

                        W I T N E S S E T H:

     WHEREAS, Member is a party to the Restated Agreement and is a member of MAPP;

     WHEREAS, MAPPCOR will provide services to Member as described in this Agreement; and

     WHEREAS, the Restated Agreement requires each member of MAPP to enter into an agreement with MAPPCOR for the services to be provided by MAPPCOR under the Restated Agreement; and

     WHEREAS, Member desires to receive the services to be provided by MAPPCOR;

     NOW, THEREFORE, the parties hereto agree as follows:

                             ARTICLE ONE
                             DEFINITIONS

     Section 1.01. Definitions. Capitalized terms used in this Agreement, but not defined herein, shall have the meaning assigned to such terms in the Restated Agreement.

                             ARTICLE TWO
                             MAPP CENTER

     Section 2.01. MAPP Center. MAPPCOR shall maintain and operate the MAPP Center, which shall furnish the facilities, equipment, personnel and services appropriate to carrying out the Restated Agreement, including assisting the MAPP committees, councils, task forces, subcommittees, working groups, and other persons or entities to satisfy the obligations and responsibilities of the Members of MAPP under the Restated Agreement, and providing educational programs, material and information to the public, MAPP Members, government regulatory bodies, NERC and others.

                            ARTICLE THREE
                  LIMITATION OF LIABILITY; RELEASE

     Section 3.01. Limitation of Liability. Member shall retain sole responsibility for the operation of its system and the utilization of information provided by MAPPCOR. MAPPCOR makes no warranties, express or implied, or representations as to the accuracy of the information supplied by it, MAPPCOR shall not be liable to Member whether in contract, tort, warranty, or otherwise, for any claims by Member that result in any manner whatsoever from the operation of the MAPP Center, or the information provided, or the services rendered hereunder, except claims resulting from willful acts or omissions of MAPPCOR.


     Section 3.02. Schedule F, Release. In consideration of the provision by MAPPCOR of the services specified in Schedule F of the Restated Agreement, Member as a Transmission Provider or a Transmission Customer, as the case may be, to the maximum extent permitted by law, releases and discharges, and shall indemnify and hold harmless, MAPPCOR from any and all liability for any and all damage or other claim Member may have, or that may be asserted on behalf or in the name of Member, to the extent any such claim arises out of or relates to the administration of this Schedule F, or otherwise relates to transmission service provided or sought under such Schedule, including but not limited to (i) unintentional, consequential, direct, compensatory, punitive, special, indirect, or incidental damages, (ii) damages arising from loss of or damage to property and loss of life or personal injury, or (iii) any claims arising from any loss of interchange or coordination sales or revenues, loss of profits, costs or substitute power or transmission service, costs or additional operating expenses, or suits by third parties; provided, however, that MAPPCOR shall not be released, discharged, indemnified or held harmless with respect to any liability for damages or other claims arising from any action by MAPPCOR that is unlawful, undertaken in bad faith, grossly negligent or the product of willful misconduct.

                            ARTICLE FOUR
                              FINANCIAL

     Section 4.01. Billing for Costs. MAPPCOR shall bill Member for dues, and costs as allocated and assigned by the Executive committee of MAPP in accordance with and at the times provided in the Restated
Agreement.

     Section 4.02. Payment. Member shall pay each bill submitted by MAPPCOR within the time provided in the Restated Agreement; or, if no time is so provided, within 30 days of the date of the bill.

     Section 4.03. Accounting. MAPPCOR will maintain its books and records in accordance with generally accepted accounting practices and procedures. Member, at its sole expense, may audit the books and records of MAPPCOR relevant to the transactions contemplated by this Agreement, during normal business hours of MAPPCOR.

     Section 4.04. Credit. For the purpose of determining the ability of Member to meet its obligations under this Agreement, MAPPCOR may from time to time require reasonable credit review procedures in accordance with standard commercial practices, including, without limitation, audited or unaudited financial statements. Member authorizes MAPPCOR to conduct such credit investigation of Member as MAPPCOR, in its sole discretion, deems necessary and appropriate.

                            ARTICLE FIVE
                         SUCCESSORS; ASSIGNS

     Section 5.01. Successors. This Agreement shall be binding upon the successors of Member, and upon the surviving entity in any merger, consolidation, or acquisition involving Member in which Member is not a surviving entity.



     Section 5.02. Assignment. Except for the assignment or pledge of an interest in this Agreement to the United States acting through the Rural Utilities Service, Member shall not assign this Agreement without the consent, in writing, of the board of directors of MAPPCOR, which consent shall only be withheld if the assignee is not a member of MAPP, or upon a determination that there is a substantial likelihood that the assignee will not fulfill the obligations of Member under this Agreement, or that the Executive Committee of MAPP has not consented to the assignment of Member's interest in the Restated Agreement.

                             ARTICLE SIX
                                TERM

     Section 6.01. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the termination of Member's membership in MAPP, subject, however, to Member continuing financial obligations upon suspension, withdrawal or termination, or the successor to Member that ceases to be a Member of MAPP as a result of a merger or consolidation pursuant to Section 5.3.2 of the Restated Agreement.

                            ARTICLE SEVEN
                      MEMBER'S REPRESENTATIONS

     Section 7.01. Representations. Member represents and warrants that the following are true in all respects:

     (a) Member is an entity described in the preamble of this Agreement, duly organized, validly existing, and in good standing under the laws specified in the preamble.

     (b) The execution, delivery and performance of this Agreement by Member has been duly authorized by all necessary governance action and is enforceable in accordance with its terms.

     (c) Such execution, delivery and performance does not, and the transactions contemplated will not (i) result in a material breach or constitute a material default under any agreement or instrument to which Member is a party or by which it is bound, or (ii) require the consent or approval of any other person or governmental agency or authority.

                            ARTICLE EIGHT
                      NEGOTIATION; ARBITRATION

     Section 8.01. Negotiation. The parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiation between representatives appointed by the parties who have authority to settle the controversy. The disputing party shall give the other party written notice of the dispute. Within 20 days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the person who will represent that party.



     The representatives shall meet at a mutually acceptable time and place within 30 days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

     Section 8.02. Arbitration. If the dispute has not been resolved within 60 days of the disputing party's notice, or if the party receiving the notice will not meet within 30 days, any remaining unresolved controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The place of arbitration shall be Hennepin County, Minnesota. The arbitrators are not empowered to award damages in excess of actual damages, including punitive damages, nor are the arbitrators empowered to modify or alter any express condition or provision of this Agreement or to render an award that by its terms has the effect of altering or modifying any express condition or provision of this Agreement. The provisions of this Section 8.02 are not applicable to a party that does not have legal authority to engage in binding arbitration.

                            ARTICLE NINE
                         GENERAL PROVISIONS

     Section 9.01. Choice of Law. Subject to the provisions of Sections 13.15 (compliance with Applicable Laws) and 13.16 (Effect of Canadian Laws) and to the extent permitted by law, the laws of the State of Minnesota, with the exception of its laws governing choice of law, or United States federal law or Canadian Laws as applicable, shall control the obligations established by this Agreement and the performance and enforcement thereof.

     Section 9.02. Incorporation by Reference. The provisions of Sections 13.15 (Compliance with Applicable Laws) and 13.16 (Effect of Canadian Laws) are incorporated herein by reference and made a part hereof.

     Section 9.03. Waiver. The waiver of any of the rights or remedies arising pursuant to this Agreement on any one occasion by any party shall not constitute a waiver of any rights or remedies in respect to any subsequent breach or default of the terms of this Agreement.

     Section 9.04. Entire Agreement. This Agreement supersedes any prior agreements and contains the entire agreement of the parties and all representations with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement, including any agreement entitled "Coordination Center Agreement".

     Section 9.05. Amendments. Any amendments to this Agreement shall be in writing and signed by all parties hereto.

     Section 9.06. Counterparts. This Agreement may be executed in counterparts, any one of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one agreement.

     Section 9.07. Captions. Captions are for convenience only and shall not be deemed part of the contents of this Agreement.

     Section 9.08. Parties in Interest. This Agreement shall be binding upon and enure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

     Section 9.09. Currency. All payment to be made pursuant to this Agreement shall be in lawful money of the United States.

     Section 9.10. Uncontrollable Forces. A party shall not be considered to be in default in respect of any obligation hereunder if prevented from fulfilling such obligation by reason of Uncontrollable Forces, except that the obligation to pay money in a timely manner is absolute and shall not be subject to this section. A party unable to fulfill any obligation by reason of Uncontrollable Forces will exercise due diligence to remove such debility with reasonable dispatch, but such obligation shall not require the settlement of a labor dispute except in the sole discretion of the party experiencing such labor dispute.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

                              MAPPCOR


                              By:   /s/ James Van Epps
                                   Name:  James Van Epps
                                   Title: General Manager

                              INTERSTATE POWER COMPANY


                              By:   /s/ Dale R. Sharp
                                   Name:   Dale R. Sharp
                                   Title:  Vice President-Engineering